Exhibit 18
November 10, 2008
Nanosphere, Inc.
4088 Commercial Avenue
Northbrook, IL 60062
Dear Sirs:
At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 30, 2008, of the facts relating to Nanosphere, Inc.’s change in accounting principle related to the treatment of external patent-related costs, from capitalizing external patent-related costs to expensing external patent-related costs as incurred. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.
We have not audited any financial statements of Nanosphere, Inc. as of any date or for any period subsequent to December 31, 2007.  Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Nanosphere, Inc. as of any date or for any period subsequent to December 31, 2007.
Yours truly,

/s/ DELOITTE & TOUCHE LLP